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               JEFFERSON BANCSHARES ANNOUNCES QUARTERLY EARNINGS

Morristown, Tennessee -- (October 28, 2005) - Jefferson Bancshares, Inc. (Nasdaq: JFBI), the holding company for Jefferson Federal Bank, announced net income of $785,000, or $0.12 per diluted share, for the quarter ended September 30, 2005 compared to net income of $952,000, or $0.12 per diluted share, for the quarter ended September 30, 2004. Net income for the quarter ended September 30, 2005 was adversely affected by an increase in noninterest expense related to expansion activities in Knoxville, Tennessee, as well as our adoption of Financial Accounting Standards Board's ("FASB") Statement 123R, which requires the expensing of stock options.

Annualized return on average assets for the three months ended September 30, 2005 was 1.05% compared to 1.22% for the same period in 2004. Annualized return on average equity was 3.87% for the three months ended September 30, 2005 compared to 4.09% for the same period in 2004.

Net interest income increased $21,000 to $2.8 million for the quarter ended September 30, 2005 from the corresponding quarter in 2004. The interest rate spread and net interest margin for the quarter ended September 30, 2005 were 3.38% and 4.06%, respectively, compared to 3.17% and 3.78% for the same period in 2004. The increase in short-term interest rates has improved the yield on earning assets; however, our cost of funds has also been affected by the increase in rates. Interest income increased $306,000, or 7.9%, to $4.2 million for the three-month period ended September 30, 2005 due to an increase of 79 basis points in the yield on earning assets more than offsetting a decline in the volume of earning assets. Interest expense increased $285,000, or 26.0%, to $1.4 million for the quarter ended September 30, 2005, due to an increase of 57 basis points in the average rate paid on interest-bearing liabilities.

Noninterest income increased $211,000, or 73.0%, to $500,000 for the quarter ended September 30, 2005 from the corresponding 2004 quarter. Mortgage origination fee income accounted for the largest increase in noninterest income with $186,000 for the current three-month period and no comparable income from mortgage originations in 2004. Gain on sale of foreclosed property was $77,000 for the three months ended September 30, 2005 compared to $28,000 for the same period in 2004.

Noninterest expense increased $497,000, or 30.6%, to $2.1 million for the three-month period ended September 30, 2005, primarily due to an increase in compensation expense. Compensation expense increased $342,000, or 36.4%, to $1.3 million for the three-month period ended September 30, 2005, primarily due to staff additions for both the lending office in Knoxville, Tennessee which opened on January 1, 2005 and our two Knoxville, Tennessee branch offices anticipated to open in 2006. On July 1, 2005, we adopted FASB Statement No.123R, "Share-Based Payment" which requires the expensing of stock options at fair value. Accordingly, for the three months ended September 30, 2005, compensation expense included $66,000 related to the expensing of stock options.

Nonperforming assets totaled $480,000, or 0.16% of total assets at September 30, 2005, compared to $1.3 million, or 0.45% of total assets at June 30, 2005. Annualized net charge-offs for the three months ended September 30, 2005 were ..02% of average loans for the quarter, compared to .01% for the same period in 2004. The allowance for loan losses was $2.3 million, or 1.05% of total gross loans, at September 30, 2005 compared to $2.3 million, or 1.09% of total gross loans, at June 30, 2005. There were no additions to the allowance for loan losses for either period.

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Total assets at September 30, 2005 were $300.2 million compared to $295.0 million at June 30, 2005. During the quarter ended September 2005, net loans receivable increased $6.6 million, or 3.2%, to $215.0 million, due to growth in real estate and consumer loans. Investment securities decreased $5.9 million, or 11.1%, to $47.5 million at September 30, 2005, compared to $53.4 million at June 30, 2005 due primarily to sales of investment securities. Proceeds from the sale of investment securities were used to fund stock repurchases and to fund growth in the loan portfolio. Total deposits increased $1.4 million to $196.1 million at September 30, 2005 as a result of a $3.3 million increase in transaction accounts, more than offsetting a $1.9 million decrease in certificates of deposit. Transaction accounts represented 39.2% of total deposits at September 30, 2005 compared to 37.8% at June 30, 2005 and 33.1% at September 30, 2004.

Total equity decreased $1.2 million, or 1.5%, to $80.8 million at September 30, 2005 due to a combination of factors, including the repurchase of shares in the amount of $1.8 million and dividend payments of $429,000, more than offsetting net income of $785,000. Stock repurchases for the three months ended September 30, 2005 totaled 137,981 shares at an average cost of $13.16 per share. An additional 433,739 shares remain eligible for repurchase under the current stock repurchase program.

 Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a federally-chartered stock thrift institution headquartered in Morristown, Tennessee. Jefferson Federal is a community oriented financial institution offering traditional financial services within its local communities through its main office and two drive through facilities in Morristown and a lending office in Knoxville, Tennessee. More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website: www.jeffersonfederal.com.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, and changes in the quality or composition of the Company's loan or investment portfolios. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Specific factors that could cause future results to vary from current management expectations may be detailed from time to time in the Company's filings with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov.
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

                                JEFFERSON BANCSHARES, INC.

                                                           AT                       AT
                                                     SEPT. 30, 2005           JUNE 30, 2005
                                                  ---------------------    ---------------------
                                                            (Dollars in thousands)
FINANCIAL CONDITION DATA:
Total assets                                          $  300,191                $  295,041
Loans receivable, net                                    215,040                   208,438
Cash and cash equivalents, and
    interest-bearing deposits                             17,074                    11,027
Investment securities                                     47,452                    53,366
Deposits                                                 196,075                   194,706
Borrowings                                                22,000                    17,000
Stockholders' equity                                      80,784                    82,028


                                                         THREE MONTHS ENDED SEPTEMBER 30,
                                                          2005                     2004
                                                  ---------------------    ---------------------
                                                  (Dollars in thousands, except per share data)

OPERATING DATA:
Interest income                                       $    4,194                $    3,888
Interest expense                                           1,380                     1,095
Net interest income                                        2,814                     2,793
Provision for loan losses                                      -                         -
Net interest income after
   provision for loan losses                               2,814                     2,793
Noninterest income                                           500                       289
Noninterest expense                                        2,119                     1,622
Earnings before income taxes                               1,195                     1,460
Total income taxes                                           410                       508
Net earnings                                                 785                       952

SHARE DATA:
Earnings per share, basic                             $     0.12                $     0.12
Earnings per share, diluted                           $     0.12                $     0.12
Dividends per share                                   $     0.06                $     0.05
Weighted average shares:
    Basic                                              6,620,320                 7,701,618
    Diluted                                            6,633,489                 7,717,483


                                                          THREE MONTHS ENDED SEPT. 30,
                                                          2005                     2004
                                                  ---------------------    ---------------------
                                                             (Dollars in thousands)

ALLOWANCE FOR LOAN LOSSES:
Allowance at beginning of period                      $    2,293                $    2,479
                                                      ----------                ----------
Provision for loan losses                                      -                         -
Recoveries                                                    36                       112
Charge-offs                                                  (48)                     (119)
                                                      ----------                ----------
Net Charge-offs                                              (12)                       (7)
                                                      ----------                ----------
Allowance at end of period                            $    2,281                $    2,472
                                                      ==========                ==========
Net charge-offs to average outstanding
    loans during the period, annualized                     0.02%                     0.01%
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

                                                           AT                       AT                     AT
                                                     SEPT. 30, 2005           JUNE 30, 2005          SEPT. 30, 2004
                                                  ---------------------    ---------------------   --------------------
                                                                         (Dollars in thousands)

NONPERFORMING ASSETS:
Nonaccrual loans:
    Real estate                                        $     221                $    426                $   2,280
    Commercial business                                        -                       -                       33
    Consumer                                                   -                       -                       23
                                                       ---------                --------                ---------
       Total                                                 221                     426                    2,336
                                                       ---------                --------                ---------
Real estate owned                                            259                     914                      503
Other nonperforming assets                                     -                       -                        -
                                                       ---------                --------                ---------
Total nonperforming assets                             $     480                $  1,340                $   2,839
                                                       =========                ========                =========
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                                                         THREE
                                                      MONTHS ENDED              YEAR ENDED
                                                     SEPT. 30, 2005           JUNE 30, 2005
                                                  ---------------------    ---------------------
PERFORMANCE RATIOS:
Return on average assets                                    1.05%                    1.14%
Return on average equity                                    3.87%                    3.92%
Interest rate spread                                        3.38%                    3.24%
Net interest margin                                         4.06%                    3.88%
Efficiency ratio                                           62.61%                   57.17%
Average interest-earning assets to
    average interest-bearing liabilities                  133.92%                  139.49%

ASSET QUALITY RATIOS:
Allowance for loan losses as a
    percent of total gross loans                            1.05%                    1.09%
Allowance for loan losses as a
    percent of nonperforming loans                       1032.13%                  538.26%
Nonperforming loans as a percent
    of total loans                                          0.10%                    0.20%
Nonperforming assets as a percent
    of total assets                                         0.16%                    0.45%


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Contacts:

        Jefferson Bancshares, Inc.
        Anderson L. Smith, 423-586-8421
        or
        Jane P. Hutton, 423-586-8421